Exhibit 14

                                CN BANCORP, INC.
                              COUNTY NATIONAL BANK
                                 CODE OF ETHICS

General Philosophy

This Code of Ethics governs the actions and working relationships of CN Bancorp, Inc. and its subsidiary, County National Bank (together known as the "Company") employees, officers and directors with current and potential customers, suppliers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom the Company has contact. These relationships are essential to the continued success of the Company as a leading financial services provider.

The honesty, integrity and sound judgment of our employees, officers and directors is essential to the Company's reputation and success.

This Code of Ethics:

     o Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

     o Requires full, fair, accurate, timely and understandable disclosure in reports and other documents required to be filed by the Company with the Securities and Exchange Commission and other governmental and regulatory agencies, and in other public communications.

     o   Requires compliance with applicable laws, rules and regulations.

     o Addresses impermissible conflicts of interest, disclosure to the Board of Directors or designated committee thereof any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the resolution of conflict of interest in accordance with Company policy and applicable law and regulation.

     o Addresses misuse or misapplication of Company property and corporate opportunities.

     o Requires the highest level of confidentiality and fair dealing within and outside the Company.

     o Requires reporting of any illegal behavior, as well as possible violations of this Code of Ethics.


Conflicts of Interest

A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with the interests of the Company. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of the Company. Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee, officer or director of the Company, which affects or could reasonably he expected to affect your independence or judgment concerning transactions between




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the Company, its customers, suppliers or competitors, or otherwise reflects negatively on the Company would be considered a conflict of interest.


Transactions with Insiders

During the normal course of doing business, the Company may find to advantageous to enter into transactions with Company "insiders". An insider is defined as any employee, officer or director (and his/her affiliates) of the Company. Loans, deposit accounts, services and lease arrangements are generally the types of transactions that may occur. The Company does not act in a fiduciary capacity under trust agreements except for IRA accounts and some deposit or escrow accounts relating to loan collateral.

The terms and conditions of deposit accounts (including interest rates) offered to directors, officers and employees will be the same as those offered to non-employees in like circumstances unless the Board of Directors authorizes special terms on accounts that would be equally applicable to all directors, officers and employees as an employment benefit. Payment of overdraft items are prohibited except as to inadvertent overdrafts in amounts less than $1,000 and the account is overdrafted less than six days. Overdraft and non-sufficient funds charges must be assessed, or waived, for insider accounts under the same criteria used for non-insider accounts in similar circumstances. The Company's policy is not to hold any cash items to prevent overdrafts in insider accounts.

The Company will not engage an insider for goods or services without approval of the arrangement by the Board of Directors and only after full disclosure of the terms and conditions of the arrangement. Fees and prices shall be based on the fair value of the goods and services provided. Quality, price, dependability and ease of problem resolution are acceptable factors in determining fair value. The section does not apply to Company expenditures of less than $750 per month or a one-time arrangement with a payment of less than $3,000.

Officers recommending approval of the Company's broker-dealers will fully disclose any transactions or arrangements that officer has with the broker-dealers at the time of recommendation and at any time thereafter if such arrangements change. Company insiders shall not accept for personal benefit any service or benefit from a broker-dealer that is not available to other customers of the broker-dealer. Gifts or gratuities with estimated values less than $100 are deemed acceptable.

Reimbursement of Company business-related expenses incurred by insiders will be supported by expense vouchers, receipts and/or reports.

Company employees, officers and directors should be careful when executing personal transactions with the Company. All such transactions must be fully disclosed to Company officials and be authorized by the appropriate level of management or by the Board of Directors. Employees and officers are to refrain from processing their own transactions other than those transactions processed using electronic banking systems (CountyLine and CountyNet).

Any officer or employee acting in a fiduciary capacity on behalf of a customer or potential customer must fully disclose the fiduciary arrangement. The officer or employee will be prohibited from authorizing, on the Company's behalf, any changes to the Company's normal product terms and conditions.




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Confidentiality

Nonpublic information regarding the Company or its businesses, employees, customers and suppliers is confidential. As a Company employee, officer or director, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of CN Bancorp or County National Bank, including family and friends, or with other employees who do not need the information to carry out their duties. You may be required to sign a specific confidentiality agreement in the course of your employment at the Company. You remain under an obligation to keep all information confidential even if your employment with the Company ends.


Bank Bribery Act

Title 18 U.S. Code, Section 215, makes it a criminal offense for any County National Bank (the "Bank") employee, officer or director to corruptly:

         (i) Solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of the Bank; or

         (ii) Accept anything of value (other than normal authorized compensation) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated.

Employees, officers and directors are prohibited from:

         (i) Personally benefiting from opportunities that are discovered through the use of Bank property, contacts, information or position.

         (ii) Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or the Bank's interest.

         (iii) Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at County National Bank.

         (iv) Acting on behalf of County National Bank in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

         (v) Offering something of value to someone with whom you transact business if the benefit is not otherwise available to other similarly situated Bank customers or suppliers under the same conditions.

There are certain situations in which you may accept or provide a personal benefit from or to someone with whom you transact business such as:

         (i) Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday) so long as the gift, together with all other gifts received from any one individual or company, does not exceed $100 in any calendar year.



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         (ii)    Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

         (iii) Offering a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday) so long as the gift together with all other gifts given by the Bank and its officers and employees does not exceed $100 to any individual in any calendar year.

         (iv) Accepting meals, refreshments, travel arrangements and accommodations and. entertainment of reasonable value in the course of a meeting or other occasion. to conduct business or foster business relations if the expense would be reimbursed by the Bank under its policy for reimbursement of business expenses if the other party did not pay for it.

         (v) Paying for meals, refreshments, travel arrangements and accommodations, and entertainment of reasonable value in the course of a. meeting or other occasion to conduct business or foster business relationships if the expense is reimbursed by the Bank under its policy for reimbursement of business expenses.


Insider Trading

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving CN Bancorp common stock or other security while in possession of material information concerning CN Bancorp or County National Bank that has not been released to the general public, but which when released may have an impact on the market price of the CN Bancorp common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in, transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of participating in a CN Bancorp stock transaction should be directed to the President/CEO or the CFO of the Bancorp.


Extensions of Credit

The Company may extend credit to any executive officer, director, or principal shareholder of County National Bank and CN Bancorp only on substantially the same terms as those prevailing for comparable transactions with other persons or that may be available to bank employees generally as permitted by and in accordance with Regulation O of the Board of Governors of the Federal Reserve System.

All employees and members of their immediate families are prohibited from borrowing from customers, suppliers or other business contacts of the Company, unless that company lends money as a part of its usual course of business.

All borrowings from correspondent banks by executive officers, directors and principal shareholders must be reported to the Board of Directors in writing at the end of each calendar year.

Loans from other banks or financial institutions on customer terms to finance proper and usual activities of employees, such as home mortgage loans or consumer loans, are not considered a conflict of interest.





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Outside Business Relationships

Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, you should notify your immediate supervisor. Some types of business endeavors may create a real or perceived conflict of interest. Directors, officers and employees should also be sensitive to dual responsibilities especially as they relate to products and services provided by the Company.

Directors should disclose all new directorships or potential directorships to the Company's Chairman of the Board of Directors or the Chairman of the Audit Committee of the Board of Directors in order to avoid any conflicts of interest and to maintain independence.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at the Company. Before agreeing to participate in any civic or political activities, you should contact your immediate supervisor.

Employees who are considering outside employment should notify the Director of Human Resources of the Bank. Employees in some positions of the Company are prohibited by law from holding outside employment. The HR Director will review outside employment requests for potential conflicts of interest.


Transactions with Suppliers

In general, all transactions with suppliers shall be proper with no commissions or tie-ins being received by the officer or employee.


Financial Reporting and Disclosure

All directors, officers and employees of the Company are expected to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities; to comply with all applicable laws, rules and regulations; and, to deter wrongdoings and abide by all policies and procedures adopted by the Company that govern the conduct of its employees, officers, directors and other associated with the Company.

While full, accurate and timely reporting as required by appropriate laws, rules and regulations is expected of all directors, officers and employees, higher standards are set for the chief executive officer, principal financial officer and principal accounting officer of the Company. It is expected that these individuals will produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company.

Employees, officers and directors are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.


Fair Dealing

Each employee, officer and director should undertake to deal fairly with the Company's customers, suppliers, competitors and employees. Additionally, no one




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should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Employees must disclose prior to, or at their time of hire, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to Human Resources to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired, in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of the Company.


Protection and Proper Use of Company Property

All employees, officers and directors should protect the Company's property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact the Company's profitability, reputation and success. Permitting the Company's property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Employees, officer and directors may not use corporate, bank or other official stationary for personal purposes.


Political Contributions

It is unlawful for a national bank to make any contribution or expenditure in connections with any election to any political office, or in connection with any primary election or political convention or caucus held to select candidates for any political office. This prohibition applies to all federal, state and local elections, political conventions and caucuses.

In addition, it is unlawful for any officer or any director of a national bank to consent, in the name of the Bank, to any political contribution or expenditure prohibited by the Federal Election Campaign Act of 1971, as amended.

The prohibitions of the Act also extend to other forms of political contributions or expenditures by national banks, including but not limited to, the purchase of tickets to political dinners or other political fundraising events, advertisements in political literature and the donations of good and services in connection with political fundraising events and activities.


Compliance with Laws, Rules and Regulations

This Code of Ethics is based on Company's policy that all employees, officers and directors comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

Certain business units have policies and procedures governing topics covered by this Code of Ethics. These policies and procedures reflect the special requirements of these business units.




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Reporting of Illegal or Unethical Behavior

All employees, officers and directors are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. The Company recognizes that its customers must have faith and confidence in the honesty and character of its employees, officers and directors. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions the Company must take regarding any known, or suspected, crime involving the affairs of the Company. With regard to financial affairs, a bank must make a criminal referral in the case of any known, or suspected, theft, embezzlement, check/debit check kiting, misapplication or other defalcation involving bank funds or bank personnel in any amount.

Fraud is an element of business that can significantly affect the reputation and success of County National Bank. The Bank requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving the Bank or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters or violations of laws, rules, regulations or this Code of Ethics, you must report them to the Company's Chairman of the Audit Committee of the Bank's Board of Directors or the Chairman of the Board of Directors. Reporting the activity will not subject the employee to discipline absent a knowingly false report. All reports to non-management directors are anonymous and confidential.


Communications with Non-Management Members of the Board of Directors

An employee, officer or other interested party who has an interest in communicating with non-management members of the Board of Directors and/or Audit Committee may do so by directing the communication to the Company's Vice Chairman of the Board of Directors or the Chairman of the Audit Committee. Confidential messages for the Vice Chairman or Audit Committee Chairman may be delivered through the Compliance Officer of the Bank.



Administration and Waiver of Code of Ethics

This Code of Ethics shall be administered and monitored by the County National Bank's Human Resources Department. Any questions and further information on this Code of Ethics should be directed to this department.

All managers and direct supervisors are responsible for reviewing this Code of Ethics with their subordinates each time a new edition of the Code of Ethics is published.

It is also the responsibility of Human Resources to biannually reaffirm compliance with this Code of Ethics by all employees and officers, and to obtain a signed certificate that each employee and officer has read and understands the guidelines and will comply with them. The provisions of the Ethics Policy will be included in the County National Bank's Employee Handbook. The Employee Handbook will be issued to all new employees and officers at the time of employment and reissued to existing employees and officers from time to time and as deemed necessary. Employees will be required to sign a receipt form indicating they have read this Code of Ethics and will comply with its provisions.

Employees, officers and directors of CN Bancorp and County National Bank are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics, however, in rare circumstances conflicts may




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arise that necessitate waivers. Waivers will be determined, on a case-by-case basis, by the County National Bank's Human Resources Committee. However, waivers for directors and executive officers must be determined by the Board of Directors which shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be disclosed to stockholders in CN Bancorp's Annual Proxy Statement.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment.



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